EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement Nos. 333-215675 and 333-201317 of Cascadian Therapeutics, Inc. on Form S-3,

(2)	Registration Statement Nos. 333-167302, 333-162640, 333-172814, 333-180025, 333-187257, 333-196581, 333-202647 and 333-212201 of Cascadian Therapeutics, Inc. on Form S-8

of our reports dated March 9, 2017, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Cascadian Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Seattle, Washington
March 9, 2017